Exhibit 10.59

CONFIDENTIAL MATERIAL HAS BEEN OMITTED FROM THIS EXHIBIT AND

FILED SEPARATELY WITH THE COMMISSION. PORTIONS OF THIS EXHIBIT

CONTAINING CONFIDENTIAL MATERIAL DENOTED WITH “ * ”

UNOFFICIAL TRANSLATION

Shareholders’ Agreement

between

Deutsche Börse AG

Frankfurt

(“DBAG”)

and

Schweizer Börse

Zurich

(“SWX”)

relating to their joint participation in Eurex Zürich AG, Zurich,

and its subsidiaries.

1.	Preamble

1.1

DBAG and SWX have decided to create an exchange organisation for the electronic trading of derivative products through technical and organisational harmonisation.

The Eurex project is intended to create a cross-border unit of two electronic markets forming a single market from the trading participants’ perspective. The derivatives market of Deutsche Terminbörse (“DTB”) and that of the Swiss SOFFEX are to form a single market in the technical sense.

Eurex trading participants will be admitted to trading on both the Eurex Deutschland exchange facility as well as the Eurex Switzerland exchange facility. In this respect they will be subject to a largely harmonised set of rules and regulations and trade all products on a single platform. In relation to clearing, there will be just one clearing access with one position for all products, one margin system and just one interface for each settlement system

1.2

Eurex shall consist of three legal entities: Eurex Zürich AG, Eurex Frankfurt AG and Eurex Clearing AG (“Eurex Companies”). DBAG and SWX shall each hold 50% of the capital and voting rights of Eurex Zürich AG (formerly Soffex AG) with its seat in Zurich. Eurex Zürich AG shall, for its part, hold a 100% participation in Eurex Frankfurt AG, which has its seat in Germany and is the operator of the German exchange facility (Eurex Deutschland). The persons appointed to the governing bodies of Eurex Frankfurt AG (Supervisory Board and Management Board) shall be the same as those appointed to the Board of Directors and Executive Board of Eurex Zürich AG. The integrated clearing organisation of Eurex shall be located in Germany (Eurex Clearing AG as wholly-owned subsidiary of Eurex Frankfurt AG).

Further details regarding the project’s legal structure are set forth in the strategy paper on the presentation and structure from a legal point of view, which has been appended hereto as Annex 1.

1.3

Eurex Zürich AG shall operate the derivatives exchange for SWX in Switzerland, while Eurex Frankfurt AG shall operate the derivatives exchange in Germany for Deutsche Börse Terminmarkt GmbH (“Terminmarkt GmbH”; formerly Eurex Frankfurt GmbH), a wholly-owned subsidiary of DBAG. On the Swiss side, SWX shall provide Eurex Zürich AG with all equipment and human resources necessary for operating the exchange. On the German side, Eurex Frankfurt AG shall receive the corresponding rights, equipment and human resources from DBAG or Terminmarkt GmbH.

1.4

This Agreement entered into by the Parties governs, in particular, the following matters:

•	co-operation of the Eurex Companies among themselves, with the Parties and their subsidiaries;

•	the structure of the trading and clearing operations on Eurex;

•	the exercise of control over the Eurex Companies;

•	the management of the transfer of shares of Eurex Zürich AG;

•	the exercise of DBAG’s control over Terminmarkt GmbH;

•	the Parties’ obligations regarding the financing and capital contributions to Eurex Zürich AG;

•	the key elements of the software licence agreement and any lease agreements relating to network usage and use of the EDP system, which is essential for operations;

•	the key elements of the planned contracts of agency (Geschäftsbesorgungsverträge) between the partners and Eurex;

•	further steps of expansion;

•	the co-operation with third parties;

•	the termination.

1.5

According to the articles of association, the primary purpose of Eurex Zürich AG is to operate a transnational exchange organisation for the electronic trading of financial derivative products and the operation of a clearing organisation. Furthermore, Eurex Zürich AG may also establish branches and subsidiaries domestically and abroad.

The Parties agree that the articles of association of Eurex Zürich AG shall be drafted in accordance with Annex 2 and that the General Meeting shall elect the President of the Board of Directors.

2.	Participation by additional exchanges

The aim is to include additional exchanges in Eurex’s activities. The specific course of action to be adopted shall be specified in a written agreement between the Parties. Such agreement shall also stipulate, inter alia, the necessary amendments to the articles of association, the organisational regulations, the board rules of procedure and the present Shareholders’ Agreement.

Should the participation of additional exchanges under the terms of stock corporation law be agreed upon, the Parties undertake to reorganise Eurex’s corporate structure as follows: A holding company will be established whose object according to the articles of association will be the strategic management of the exchange operating companies in the different countries and of the clearing facility. With respect to the holding company, the Parties shall lodge an application with the Swiss federal authorities for an exemption pursuant to article 708 para. 1 sentence 2 of the Swiss Law of Obligations (Schweizerisches Obligationenrecht).

3.	Voting and pooling agreements

3.1	Eurex Zürich AG

The Parties undertake to exercise their voting right in the General Meeting and Board of Directors (themselves or through their representatives) as follows:

•	DBAG shall appoint two and SWX one member to the Board of Directors. The Parties shall mutually agree on any additional members.

•	In the future also, DBAG shall have the right to majority representation on the Board of Directors.

•	The Parties may each have an equal number of managers. The Parties shall reach an understanding on the Management Board’s composition and chairman.

•

A large and international audit firm shall act as statutory auditor pursuant to article 10 of the Swiss Ordinance on Stock Exchange and Securities Trading (Verordnung über die Börsen und den Effektenhandel – BEHV). The current audit firm is KPMG Fides Peat, Zurich.

3.2	Eurex Frankfurt AG and Eurex Clearing AG

The Parties undertake to instruct their representatives as set forth below and to ensure that the relevant boards are composed as follows:

•

The Supervisory Board shall be composed of the same persons as those appointed to the Board of Directors of Eurex Zürich AG. The requirement that the members of the German company’s Supervisory Board and those of the Board of Directors of Eurex Zürich AG must be the same persons may be deviated from to the extent that, in the event of a member of the Board of Directors of Eurex Zürich AG being replaced, it should become necessary (for purposes of satisfying the requirements under article 708 para. 1 of the Swiss Law of Obligations) to appoint to the Board of Directors a Swiss citizen resident in Switzerland, who is not at the same time a member of the Management Board of DBAG.

•	The Management Board shall be composed of the same persons as the Executive Board of Eurex Zürich AG.

3.3	Terminmarkt GmbH

DBAG represents and warrants that Terminmarkt GmbH shall also act in accordance with the provisions of this Agreement and the resolutions adopted thereunder. DBAG undertakes, in particular, to exercise its voting right in the General Shareholders’ Meeting of Terminmarkt GmbH in conformance therewith and to instruct its representatives in Terminmarkt GmbH accordingly.

4.	Persons initially appointed to the governing bodies

The Parties have agreed that the governing bodies shall be composed of the following persons:

•	The Board of Directors of Eurex Zürich AG and the Supervisory Board of Eurex Frankfurt AG as well as the Supervisory Board of Eurex Clearing AG shall comprise the following members:

Dr. J. Fischer (President) (appointed by SWX)

Dr. Werner G. Seifert (Vice President) (appointed by DBAG)

Dr. Reto Francioni (appointed by DBAG)

The Board of Directors may appoint a Secretary who need not be a member of the Board of Directors and who attends the meetings in an advisory capacity. The Board of Directors may additionally appoint a keeper of the minutes. The Board of Directors shall be supplemented by three members proposed by DBAG and three proposed by SWX from among the market participants.

•	The Executive Board of Eurex Zürich AG and the Management Board of Eurex Frankfurt AG as well as the Management Board of Eurex Clearing AG shall be composed of the following members:

Dr. Jörg Franke (Chairman) (appointed by DBAG)

Otto E. Nägeli (appointed by SWX)

Andreas Preuss (appointed by DBAG)

Jürg Spillman (appointed by SWX)

If no majority vote can be attained in the adoption of resolutions by the Executive Board or the Management Board, the Chairman shall have the casting vote.

The above named persons will be proposed to the Exchange Council of the Eurex Deutschland exchange facility as candidates for the management of the Eurex Deutschland exchange facility.

5.	Group structure

The group structure of Eurex is illustrated in Annex 3.

6.	Unanimous vote for important resolutions

6.1	Eurex Zürich AG

The resolutions of the Board of Directors of Eurex Zürich AG shall require the consent of all members of the Board of Directors where the following matters are concerned:

•	issues relating to the principles of company policy;

•	appointment and dismissal of the head of the Internal Surveillance Office, the statutory auditor appointed pursuant to the Swiss stock exchange laws, the members of the Appeals Board;

•	establishing and amending the organisational regulations, the board rules of procedure and the distribution-of-business plan;

•	conclusion, amendment and termination of contracts of agency, licensing agreements and service agreements with other Eurex Companies, with the Parties and with their subsidiaries;

•	issue and amendment of the exchange regulations;

•	establishment of branches and subsidiaries in the event these will perform any exchange operating functions (trading or clearing);

•

authorisation of the transfer of Eurex shares (including exercise of any subscription rights that may have been sold); the authorisation shall be granted if the provisions of article 11 have been complied with.

The Parties shall instruct their representatives on the Board of Directors of Eurex Zürich AG to adopt the organisational regulations appended hereto as Annex 4 and the board rules of procedure appended hereto as Annex 5.

6.2	Eurex Frankfurt AG and Eurex Clearing AG

The Parties shall exert their influence to the extent that resolutions on the following matters arising at Eurex Frankfurt AG and Eurex Clearing AG shall require the consent of all members of the Supervisory Board or Management Board:

•	issues relating to the principles of company policy;

•	establishing and amending the board rules of procedure

•	conclusion, amendment and termination of contracts of agency, licensing agreements and service agreements with other Eurex Companies, the Parties and with their subsidiaries;

•	availment of the letters of comfort;

•	appointment and dismissal of the statutory auditor;

•	establishment of branches and subsidiaries in the event these will perform any exchange operating functions (trading or clearing);

•

authorisation of the transfer of Eurex shares (including exercise of any subscription rights that may have been sold); the authorisation shall be granted if the provisions of article 11 have been complied with.

7.	Software

Eurex rests on the technical base of the present DTB software to which DBAG holds the copyrights. The DTB software originally resulted from an earlier version of the current Soffex software and was licensed to DBAG by SWX. The software was and will be developed further to a considerable extent prior to the start of operations of Eurex. The first step in such development produced the multi-currency ability (Release 1.0) with rollout on 11 May 1998. The joint Eurex platform (Release 2.0) has been planned as a further step towards expansion (planned start of production is 14 September 1998 in Germany and 28 September 1998 in Switzerland).

On 9 July 1998 DBAG and Terminmarkt GmbH, for the one part, and SWX, for the other part, entered into a software agreement (appended hereto as Annex 6). Under this agreement Terminmarkt GmbH has granted SWX a non-exclusive licence, unlimited in time, to use the DTB software. The licence includes, in particular, the right to the independent further development of the software. Furthermore, DBAG and SWX reciprocally acknowledge that they will each be able to claim all rights to the Eurex Releases 1.0 and 2.0, thereby entitling them to independent and unrestricted use of the software, the costs of which will be borne by the Parties in equal shares. Should one Party sub-license the Eurex system (up to Eurex Release 2.0) including the DTB software, then the respective other Party shall receive 50% of the sublicense fees thus generated.

The Parties agree that during the term of this Agreement they shall jointly determine key points in relation to the further software developments (as from Eurex Release 3.0) for purposes of Eurex’s operation by Eurex Zürich AG and Eurex Frankfurt AG. The costs for the further development of Release 3.0 and subsequent releases shall be borne by DBAG and SWX in a ratio of 80% to 20%. Both Parties hold the ownership to these releases as also the previous Eurex Releases so that each Party may claim all rights thereto and will thus be fully entitled to the independent and free use thereof. Licence fees received from sub-licensing Eurex Release 3 and subsequent releases to third parties shall be distributed among the Parties on the basis of an allocation formula adjusted for the investment expenses incurred in this regard.

Upon termination/expiration of this Agreement or the start of liquidation of the Eurex business each Party, within the meaning of a gratuitous (non-exclusive) licence including the right to further develop and sub-license such software, shall automatically be entitled to the full use of the software provided by it or the other Party under licence, in the applicable current version (Eurex Release 1.0 and subsequent releases) unless such party does not already own the rights to such software. In the case where the software is jointly owned by both Parties, they shall continue to have the right to the gratuitous, comprehensive and independent further development (including licensing) of the software.

The Parties each intend to enter into a consultancy and support agreement (development as from Release 3.0) with Deutsche Börse Systems AG (“DBS”). The subject matter of the agreements shall specifically be consulting and support services by DBS in the development and use of software upon the request and according to the specifications of SWX or DBAG.

8.	Trademark rights in Eurex

DBAG hereby grants SWX a gratuitous, non-exclusive licence, unlimited in time, to use the “Eurex” trademark that is registered in several countries (“Eurex Trademark”). SWX may sub-license such licence to other Eurex Companies.

In the event the joint operation of Eurex is liquidated pursuant to clause 15, DBAG shall, subject to the last paragraph of this clause 8, grant SWX the non-exclusive gratuitous licence, unlimited in time, to use and sub-license the Eurex Trademark subject to the condition that the trademark will be provided with a distinctive supplement in order to avoid any confusion with the Eurex Trademark possibly used by DBAG or its group companies. SWX shall ensure that the trademark thus supplemented is protected.

In the event that any relationships of co-operation are maintained between Eurex and third parties at the time of liquidation of Eurex’s joint operation and such third parties also use the Eurex Trademark as the distinctive mark of a combined European exchange organisation, then the right to the continued use of the trademark shall be granted only to the Party that continues to maintain the co-operation relationships already existing at the time of liquidation.

9.	Financing and profit distribution

DBAG and SWX agree that they will always provide cover for the capital requirements of the Eurex Companies (capital increases, loans, letters of comfort, guarantees etc.) in a ratio of 80% to 20%, although the allocation to capital and loans etc. shall be decided by mutual agreement. The Parties shall reach an understanding on a financing plan.

All other investments in the context of Eurex – with the exception of the further development costs for Eurex Release 1.0 and 2.0 – shall also be divided between DBAG and SWX in a ratio of 80% to 20%.

The Parties are aware that the exchange and clearing operation will require the setting up of adequate reserves.

Each Party undertakes to issue a letter of comfort in favour of Eurex Clearing AG (in accordance with the drafts set forth in Annexes 7 and 8) to the effect that DBAG and SWX shall, upon Eurex Clearing AG’s first demand, provide it with capital at any time so that the Company will always be able to meet its financial obligations, particularly those arising from its clearing activities. In the event claims are asserted, DBAG shall be responsible for 80% and SWX for 20% of the funds to be raised. Eurex Clearing AG will therefore demand 80% of the required capital from DBAG and 20% from SWX.

Profit shall be distributed between DBAG and SWX in a ratio of 80% to 20%, respectively. Any adjustment to this profit distribution ratio shall be decided by mutual agreement of the Parties.

For purposes of implementing the profit distribution pursuant to the two preceding paragraphs, DBAG shall receive the same number of profit participation certificates (Genussscheine) as shares of Eurex Zürich AG. Each profit participation certificate shall entitle the holder to triple the amount of dividends as is attributable to one share, and – in the event of liquidation – triple the share in the liquidation surplus (after discharging all debts including any shareholder loans and repayment of the share capital including any premiums and/or additional contributions made by the shareholders) as is attributable to one share. Both Parties shall vote for the corresponding provision in the articles of association and the corresponding resolution on founder benefits; in this event, SWX shall waive any rights to contest the resolutions based on unequal treatment of shareholders.

10.	Eurex’s co-operation with the Parties or their associated companies

SWX, acting in its own name and for the account of SWX, entrusts Eurex Zürich AG with the mandate to operate the derivatives exchange in Switzerland. Terminmarkt GmbH, acting in its own name and for the account of Terminmarkt GmbH, entrusts Eurex Frankfurt AG with the mandate to operate the derivatives exchange in Germany. The business management contracts (Betriebsführungsverträge) shall be drafted in accordance with the drafts set forth in Annexes 9 and 10.

SWX shall provide Eurex Zürich AG, and DBAG or Terminmarkt GmbH shall provide Eurex Frankfurt AG, with all equipment and human resources necessary for the operation of the derivatives exchanges. This shall likewise be implemented within the scope of the business management contracts.

Both Eurex Zürich AG and Eurex Frankfurt AG entrust Eurex Clearing AG with the mandate to perform the clearing operations and shall take all the necessary steps to ensure that Eurex Clearing AG has been granted all the rights required for such activity. The contracts of agency (Geschäftsbesorgungsverträge) with Eurex Clearing AG shall be drafted in accordance with the drafts set forth in Annexes 11 and 12.

The services performed between the Eurex Companies and the Parties (or their associated companies) shall always be invoiced to each other on arm’s length terms.

11.	Non-compete covenant

The Parties pursue the common objective to operate an exchange organisation for the trading and clearing of financial derivative products. *

12.	Share disposals

Each Party may transfer Eurex shares and profit participation certificates for consideration or for no consideration only to an entity controlled by it or to the respective other Party.

Without the other Party’s consent, the transfer of Eurex shares and profit participation certificates to third parties shall be precluded for the term of this Agreement.

The transfer of Eurex shares and profit participations shall at all times be subject to the condition that the acquiring entity accedes to the Shareholders’ Agreement.

13.	Procedure adopted in case of stalemate at Eurex Zürich AG’s General Meeting

In the case of a stalemate at Eurex Zürich AG’s General Meeting, the Parties shall endeavour to remove such stalemate.

Should no consensus be reached within a period of 30 days, the Parties shall be obligated to participate in mediation proceedings to be conducted by a neutral third-party expert to be appointed jointly by both Parties.

In the case where, following the unsuccessful conduct of mediation proceedings, any mandatory resolutions required by law or the articles of association (for example adoption of the annual accounts or election of the statutory auditor) cannot be adopted, the chairman of the General Meeting shall have the casting vote pursuant to article 11 para. 4 of the articles of association, and the Parties undertake to cast their votes accordingly.

Should a situation arise in which the successful development or the functioning of Eurex Zürich AG is seriously jeopardised, the Parties shall without delay initiate the liquidation of the joint operation of Eurex in accordance with clause 15.

14.	Termination of Agreement

This Agreement is entered into for a term running until 31 December 2004, after which it renews automatically by fixed contract periods of five years each, unless one of the Parties terminates the Agreement at least one year before the respective contract period expires.

An extraordinary right of termination exists within a period of 60 days as from the date of notice by registered mail in the case where a third party exchange organisation obtains a controlling influence over the other Party, whether by means of takeover or merger.

Upon termination/expiration of the Agreement the Parties shall immediately initiate liquidation of the joint Eurex operation in accordance with clause 15 below.

15.	Liquidation of joint Eurex operation

In the context of the liquidation of the joint operation of Eurex, each Party shall be entitled to full retransfer of the assets it has contributed, whether as contribution in kind or otherwise, at their actual value at the time of liquidation. Thereafter the Parties shall be free to use and transfer such assets further. Any liquidation surplus possibly remaining after payment of debts and retransfer of the assets contributed will be distributed between the Parties at a ratio of 80% (DBAG) to 20% (SWX).

This shall be subject, however, to the provisions set forth under clause 6 of the Software Agreement (Annex 6) with respect to the liquidation.

In accordance therewith, DBAG shall take back the shares it has contributed to Eurex Frankfurt AG, whereby its subsidiary Eurex Clearing AG will indirectly be returned to DBAG as well. SWX shall obtain Eurex Zürich AG in that DBAG surrenders the shares and profit participation rights in Eurex Zürich AG and SWX subsequently again holds 100% of the voting rights and capital of Eurex Zürich AG. The Parties shall seek the most advantageous method of implementing these measures from a tax perspective.

The Parties shall ensure that the respective representatives appointed by them to the governing bodies of those Eurex Companies falling to the other Party shall resign from their offices without undue delay.

16.	Confidentiality

Insofar necessary, the Parties shall keep secret the content of this Agreement as well as any confidential matters relating to Eurex. Statutory duties to provide information shall be excepted.

17.	Supplements to the Agreement

Any amendments or supplements to this Agreement must be executed in writing in order to be valid.

18.	Governing law and arbitration

This Agreement shall be governed by Swiss law.

Any and all disputes between the Parties arising out of this Agreement shall be settled by a three-person arbitration board based in Frankfurt am Main in accordance with the rules of the Swiss Federal Code of Civil Procedure (Bundesgesetz über den Bundeszivilprozess – BZP). Both Parties will each appoint an arbitrator who will then jointly appoint the chairman. If they are unable to agree on the choice of such person, the President of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main shall appoint the chairman. This person may be either a German or Swiss citizen. The language used in the proceedings shall be German.

Place and date: [Handwritten: Zurich, 31 August 1998]

By	/s/ J. Fischer	By	/s/ Antoinette Hunziker
	Name: J. Fischer		Name: Antoinette Hunziker
	Schweizer Börse		Schweizer Börse

By	/s/ Werner G. Seiffert	By	/s/ R.Francioni
	Name: Werner G. Seiffert		Name: R.Francioni
	Deutsche Börse AG		Deutsche Börse AG

Agreement

between

Deutsche Börse AG

Frankfurt

(“DBAG”)

and

SWX Swiss Exchange AG

Zurich

(“SWX”)

to amend the Shareholders’ Agreement relating to their joint participations in Eurex Zürich AG, Zurich, and its subsidiaries

Preamble

The Swiss Stock Exchange, Zurich, today SWX Swiss Exchange AG, and Deutsche Börse AG, Frankfurt, entered into a Shareholders’ Agreement relating to their joint participations in Eurex Zürich AG, Zurich, and its subsidiaries on 31 August 1998 (“Shareholders’ Agreement”). The Shareholders’ Agreement has been entered into for a term running until 31 December 2004, after which it renews automatically by fixed contract periods of five years each, unless one of the Parties terminates the Agreement at least one year before the respective contract period expires.

During the contract renewal negotiations, the Parties agreed to renew the fixed term of the Agreement for a period of ten years until 31 December 2014, subject to the following amendments.

I.	Amendment to the Shareholders’ Agreement dated 31 August 1998

The Shareholders’ Agreement between DBAG and SWX relating to their joint participations in Eurex Zürich AG, Zurich, and its subsidiaries dated 31 August 1998 shall be amended as follows:

1.	Clause 1.2 para. 1 sentence 1 shall be amended as follows:

Eurex is composed of the legal entities Eurex Zürich AG, Eurex Frankfurt AG and Eurex Clearing AG as well as other companies in which the aforementioned companies solely or jointly hold, either directly or indirectly, the majority of shares or voting rights (“Eurex Companies”).

2.	Clause 3.1 shall be amended as follows:

a) Sentence 1 1st dash shall be revised as follows:

“- DBAG shall appoint three members and SWX one member to the Board of Directors. The Board of Directors will be supplemented by four members proposed by DBAG and four members proposed by SWX. Members appointed or proposed by a given Party may not be rejected by the other Party in the individual case unless there is just cause. Members may be dismissed at any time at the request of the shareholder authorised to appoint or propose such member by resolution of the General Meeting. DBAG and SWX will endeavour to appoint or propose at least three members from among the market participants. One of the members of the Board of Directors appointed by SWX will be elected as President of the Board of Directors. The Board of Directors will appoint a secretary who need not be a member of the Board of Directors but who attends the meetings in an advisory capacity.”

b) Sentence 1 2nd dash shall be deleted.

3.	Clause 9 shall be amended as follows:

a)	Para. 1 sentence 1 shall be revised as follows:

“DBAG and SWX agree that they will provide cover for the Eurex Companies’ capital requirements (capital increases, loans, letters of comfort, guarantees, etc.) in a ratio of 85% to 15%, respectively, although the division between equity and debt, etc., shall be decided by mutual agreement.”

b)	After para. 1 sentence 1, the following two sentences shall be added:

“Investment expenses in connection with the development of a Eurex branch in the US by establishing new or acquiring existing companies in the US will be borne by the Parties in a ratio of 85% (DBAG) to 15% (SWX). Investment expenses within the meaning of the aforementioned sentence are exclusively those expenses vis-à-vis external third parties and Deutsche Börse Systems AG, however not own expenses of the Eurex Companies or Deutsche Börse Group (with the exception of Deutsche Börse Systems AG) and the SWX Group.”

c)	Para. 2 shall be revised as follows:

“Other investments in the context of Eurex shall also be divided between DBAG and SWX in a ratio of 85% to 15%.”

d)	Para. 4 sentences 2 and 3 shall be revised and para. 4 supplemented by a new sentence 4 as follows:

“In the event claims are asserted, DBAG shall be responsible for 85% and SWX for 15% of the capital to be raised. Eurex Clearing AG will therefore demand 85% of the required capital from DBAG and 15% from SWX. If a claim is based on facts occurring either in whole or in part prior to 1 January 2005, sentences 2 and 3 of this paragraph 4 shall apply in their original version applicable prior to 1 January 2005.”

e)	Para. 5 sentence 1 shall be revised as follows:

“Profit shall be distributed between DBAG and SWX in a ratio of 85% to 15%, respectively.”

f)	Para. 6 sentences 2 and 3 shall be revised as follows:

“Each profit participation certificate shall entitle the holder to 14/3 times the amount of dividends as is attributable to one share, and – in the event of liquidation – to 14/3 times the share in the liquidation surplus (after discharging all debts including any shareholder loans and repayment of the share capital including any premiums and/or additional contributions made by the shareholders) as is attributable to one share. Both Parties will adopt any and all resolutions and take any and all action necessary in order to amend article 25 of the articles of association of Eurex Zürich AG as well as the profit participation certificates issued by Eurex Zürich AG to DBAG to reflect the aforementioned provisions promptly as of 1 January 2005; in this event, SWX shall waive any rights to contest the resolutions based on unequal treatment of shareholders.”

4.	Clause 10 shall be amended as follows:

In para. 4, sentence 1 shall be supplemented with the following sentence:

“The Parties shall hold a meeting each year in September, parallel to budgeting, at which meeting the list of services to be performed by the Parties for Eurex and the price list for such services will be discussed.”

5.	Clause 14 shall be amended as follows:

Sentence 1 shall be revised as follows:

“This Agreement is entered into for a term running until 31 December 2014.”

6.	Clause 12 shall be amended as follows:

Para. 1 shall be revised as follows:

“Each Party may transfer Eurex shares and profit participation certificates for consideration or for no consideration only to an entity controlled by it or to its controlling entity or to the respective other Party.”

7.	Clause 15 shall be amended as follows:

Para. 1 sentence 3 shall be revised as follows:

“Any liquidation surplus possibly remaining after payment of debts and retransfer of the assets contributed will be distributed between the Parties in a ratio of 85% (DBAG) to 15% (SWX).”

II.	Entry into force of the amendments

The amendment of clause 14 of the Shareholders’ Agreement by I. clause 5 of this Agreement, the amendment of clause 9 of the Shareholders’ Agreement by I. clause 3b) of this Agreement and the amendment of clause 12 of the Shareholders’ Agreement by I. clause 6 of this Agreement shall enter into force upon signing of this Agreement. All other amendments to the Shareholders’ Agreement set out herein shall enter into force on 1 January 2005.

III.	Rescission of the supplemental agreement to the Shareholders’ Agreement dated 8 April 2003

The supplemental agreement to the Shareholders’ Agreement entered into between the Parties on 8 April 2003, which contains provisions relating to the treatment of the Eurex-USA entities in the event the Shareholders’ Agreement is terminated as of 31 December 2004 will be rescinded on the date on which this Agreement is signed.

IV. Miscellaneous

1.	Amendments

Any amendments or supplements to this Agreement must be executed in writing in order to be valid.

2.	Governing law and arbitration

This Agreement shall be governed by Swiss law.

Any and all disputes between the Parties arising out of this Agreement shall be settled by a three-person arbitration board based in Frankfurt am Main in accordance with the rules of the Swiss Federal Code of Civil Procedure (Bundesgesetz über den Bundeszivilprozess – BZP). Both Parties will each appoint an arbitrator who will then jointly appoint the chairman. If they are unable to agree on the choice of such person, the President of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main shall appoint the chairman. This person may be either a German or Swiss citizen. The language used in the proceedings shall be German.

Place and date: [Handwritten: 26 May 2003]

By	/s/ R.Francioni	By	/s/ Jürg Spillmann
	Name: R.Francioni		Name: Jürg Spillmann
	SWX Swiss Exchange		SWX Swiss Exchange

By	/s/ Werner G. Seiffert	By	/s/ Mathias Hlubek
	Name: Werner G. Seiffert		Name: Mathias Hlubek
	Deutsche Börse AG		Deutsche Börse AG